Exhibit 5.1

FROST BROWN TODD LLC

Attorneys

KENTUCKY · OHIO · INDIANA · TENNESSEE · WEST VIRGINIA

December 18, 2008

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Porter Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion, relating to (a) 35,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Shares”), (b) a warrant dated November 21, 2008 (the “Warrant”) to purchase common stock, no par value, of the Company (the “Common Stock”), and (c) 299,829 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, the “Securities”). All of the Securities are being registered for resale on behalf of certain securityholders of the Company (the “Selling Securityholders”).

The Preferred Shares and Warrant were issued pursuant to a Letter Agreement, dated as of November 21, 2008 (the “Letter Agreement”), which incorporated the Securities Purchase Agreement – Standard Terms (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”), between the Company and the United States Department of the Treasury.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied, as to factual matters, upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, statements of public officials and Company officers and directors, and such other instruments, and have made such investigations of law, as we have deemed relevant and necessary as a basis for this opinion, including, without limitation, signed copies of the Securities Purchase Agreement, the Warrant, records of meetings of the Board of Directors of the Company and Committees thereof as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion below, insofar as it relates to the Preferred Shares and Warrant to be sold by the Selling Securityholders being fully paid, is based solely on a certificate of an officer of the Company confirming the Company’s receipt of the consideration called for by the Securities Purchase Agreement.

We do not express any opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Kentucky and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Preferred Shares and Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

This opinion is limited to the matters expressly stated herein, and no other opinions are implied by, or are to be inferred from, this letter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

FROST BROWN TODD, LLC

By:	/s/ Alan K. MacDonald
Alan K. MacDonald, Member